Exhibit 99.1

10713 WEST SAM HOUSTON PARKWAY NORTH SUITE 800 HOUSTON, TX 77064 OFFICE: (281) 765-7100 FAX: (281) 765-7175 PATENERGY.COM

April 7, 2020

Mr. Curtis Huff

Lead Director

c/o Patterson-UTI Energy Inc.

10713 West Sam Houston Parkway North

Suite 800

Houston, TX 77064

Dear Curtis:

As you know, March 2020 marked a personal anniversary: I have now served as both the Executive Chairman and as a Board Member of Patterson-UTI Energy, Inc. and its predecessor, UTI Energy Corp., for more than twenty-five years.

My “silver” anniversary with the Company marks an appropriate time for me to “step down” from both the Board of Directors, and with that, to step down as Executive Chairman. I do plan to serve the balance of my term (i.e., until the next Annual Meeting) as a Director and as the Company’s Executive Chairman but I will not “stand” for re-election as a Director at the Annual Meeting.

As we both know, over the past five years Andy Hendricks has grown and is today one of the finest Chief Executive Officers in the Oilfield Services industry. His performance and leadership have enabled me to gradually step back and allow him more and more latitude. I have no doubt that Andy, along with the super talented management team in place, will continue to manage the Company in a superb manner that will enable Patterson-UTI to remain a leader in this industry. I’m proud of what we have accomplished, and even more excited about what they will achieve!

Because Patterson has been such an important part of my life for 25 years, I’m not ready to say a final goodbye to the talented Board members, executives and everyone at Patterson with whom I have worked. So, I am delighted that the Board has found a way for me to stay involved on a part-time basis.

Mr. Curtis Huff
April 7, 2020

In closing I want to be clear that I have reached this decision after a great deal of thought over many months. My decision is truly personal. It has nothing to do with the recent Coronavirus pandemic or current circumstances in energy; Patterson-UTI has always emerged from downturns a stronger company and I am confident this will be the case again. For me, it is simply time to let others take charge.

Many thanks to you, the Board and everyone at Patterson for a fabulous 25 years!

Sincerely,

Mark S. Siegel
Executive Chairman of the Board of Directors